                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549

                            --------------------
                                  FORM 8-K/A

                                CURRENT REPORT
               PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

     DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):  DECEMBER 31, 1998

                         FIRSTAMERICA AUTOMOTIVE, INC.
            (Exact name of registrant as specified in its charter)


         DELAWARE                       2-297254-NY             88-0206732
(State or other jurisdiction of   (Commission File Number)   (I.R.S. Employer
 incorporation or organization)                              Identification No.)


           601 BRANNAN STREET

           SAN FRANCISCO, CA                                  94107
(Address of principal executive offices)                   (Zip Code)


      Registrant's telephone number, including area code:  (415) 284-0444

             (Former name, former address and former fiscal year,
                         if changed since last report)

                        FIRSTAMERICA AUTOMOTIVE, INC.
                                 FORM 8-K/A
                                    INDEX



Item            Description                                     Page
----            -----------                                     ----
Item 7          Financial Statements and Exhibits                2

                Signatures                                       3

ITEM 7.    FINANCIAL STATEMENTS AND EXHIBITS.

(a)  FINANCIAL STATEMENTS OF THE BUSINESS ACQUIRED.

  This amendment to the Company's Form 8-K that was filed on January 14, 1999 contains the financial statements of DSW & Associates, Inc. (d/b/a Auto Town) at page F-1.

(b)  PRO FORMA FINANCIAL INFORMATION.

  This amendment to the Company's Form 8-K that was filed on January 14, 1999 contains the unaudited pro forma financial statements required pursuant to
Article 11 of Regulation S-X at page PF-1.

(c)  EXHIBITS

Exhibit No.     Description
-----------     -------------

2.1* Agreement and Plan of Reorganization, dated as of December 8, 1998, among FirstAmerica Automotive, Inc., DSW Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of FirstAmerica Automotive, Inc. and DSW & Associates, Inc.

------------------------
   * Filed previously as an exhibit to the Company's Form 8-K filed with the Securities and Exchange Commission on January 14, 1999.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  March 16, 1999                   FIRSTAMERICA AUTOMOTIVE, INC.


                                        By:  /s/  Debra Smithart
                                           -------------------------------------
                                             Debra Smithart
                                             Chief Financial Officer
                                             Principal Financial and
                                             Accounting Officer

                            DSW & Associates, Inc.
                                d/b/a Auto Town

                         Independent Auditor's Report
                                      and
                       Consolidated Financial Statements

                                   Contents

                                                        Page

Independent Auditor's Report                             F-2

Consolidated Financial Statements

     Consolidated Balance Sheets                         F-3

     Consolidated Statements of Operations               F-4

     Consolidated Statements of Shareholders' Deficit    F-5

     Consolidated Statements of Cash Flows               F-6

     Notes to Consolidated Financial Statements          F-7

                         INDEPENDENT AUDITOR'S REPORT


The Board of Directors
FirstAmerica Automotive, Inc.:

We have audited the accompanying consolidated balance sheets of DSW & Associates, Inc. d/b/a Auto Town as of December 31, 1998 and 1997 and the related consolidated statements of operations, shareholders' deficit and cash flows for the years then ended. These consolidated financial statements are the responsibility of FirstAmerica Automotive, Inc. management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of DSW & Associates, Inc. as of December 31, 1998 and 1997, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.


March 15, 1999

                            DSW & Associates, Inc.
                               d.b.a. Auto Town
                          Consolidated Balance Sheets

                                                                               December 31,
Assets:                                                                  1998                1997
-------                                                           -------------------------------------
      Cash                                                          $     61,994          $   168,027
      Accounts receivable, net (note 2)                                   23,680               18,284
      Prepaid expenses and other assets                                   72,237               49,428
                                                                     -----------           ----------
                Total current assets                                     157,911              235,739

      Fixed assets, net (note 3)                                          36,148               50,854

      Software and intellectual property, net (note 4)                   192,456               19,978
      Other noncurrent assets                                             10,985               18,058
                                                                     -----------           ----------
                Total assets                                        $    397,500          $   324,629
                                                                     ===========           ==========

Liabilities and Shareholders' Equity
------------------------------------
      Accounts payable and accrued liabilities                      $    322,213          $   250,430
      Notes payable to related parties (note 12)                         307,516              335,173
      Demand notes payable                                               234,236              216,503
      Convertible notes payable (note 8)                               1,119,703              857,588
      Advances from FAA (note 7)                                       1,080,003                  -
      Deferred revenue (note 6)                                           20,960              189,026
      Current portion of capital lease obligation                          7,513                6,616
                                                                     -----------           ----------
                Total current liabilities                              3,092,144            1,855,336

      Deferred revenue (note 6)                                          275,000                  -
      Noncurrent portion of capital lease obligation                      11,479               14,497
                                                                     -----------           ----------
                Total liabilities                                      3,378,623            1,869,833

      Commitments (note 9)

      Shareholders' deficit:
           Preferred stock, $0.001 par value:
                Series A, 10,000,000 shares authorized; none                 -                    -
                  issued
                Series B, 1,000,000 shares authorized; 938,220
                  issued and outstanding                                     938                  -
           Common stock, $0.001 par value; 30,000,000 shares
              authorized; 9,427,047 and 4,875,550 issued                   9,427                4,876
              and outstanding
           Additional paid-in capital                                    270,167               50,829
           Accumulated deficit                                        (3,261,655)          (1,600,909)
                                                                     -----------           ----------
                Total shareholders' deficit                           (2,981,123)          (1,545,204)
                                                                     -----------           ----------
                                                                    $    397,500          $   324,629
                                                                     ===========           ==========

See accompanying notes to financial statements.

                             DSW & Associates, Inc.
                                d.b.a. Auto Town
                      Consolidated Statements of Operations

                                                         Years ended
                                                         December 31,
                                                      1998          1997
                                                     -----          ----
Revenues:
         Product revenues                       $   639,014    $  532,439
         Cost of revenues                           472,343       261,082
                                                -----------    ----------
Gross profit                                        166,671       271,357

Operating expenses:
         General and administrative                (259,465)     (327,201)
         Sales and marketing                       (403,683)     (676,949)
         Research and development                  (960,594)     (437,908)
                                                -----------    ----------
                  Total costs and expenses       (1,623,742)   (1,442,058)

Operating loss                                   (1,457,071)   (1,170,701)
         Interest expense                          (202,875)      (50,496)
                                                -----------    ----------
Loss before income taxes                         (1,659,946)   (1,221,197)
         Income tax expense                            (800)         (800)
                                                ===========    ==========
Net loss                                        $(1,660,746)  $(1,221,997)
                                                ===========   ===========

See accompanying notes to financial statements.

                             DSW & Associates, Inc.
                                     d.b.a.
                                    Auto Town
                Consolidated Statements of Shareholders' Deficit


                                      Common stock      Series B Preferred
                                  -------------------   ------------------     Paid-in     Accumulated
                                    Shares     Amount    Shares     Amount     Capital        Deficit       Total
                                  ---------    ------   -------     ------    --------    -----------    ----------
Balance, January 1, 1997          4,410,000    $4,410         -     $    -    $      -    $  (378,912)   $ (374,502)
Stock issuance                      460,550       461         -          -         804              -         1,265
Stock issuance for acquisition        5,000         5         -          -          25              -            30
Debt to equity conversion                 -         -         -          -      50,000              -        50,000
Net loss                                  -         -         -          -           -     (1,221,997)   (1,221,997)
                                  ---------    ------   -------     ------    --------    -----------    ----------
Balance, December 31, 1997        4,875,550     4,876         -          -      50,829     (1,600,909)   (1,545,204)
Stock issuance as compensation    3,202,819     3,203         -          -     141,443              -       144,646
Stock issuance for acquisition      767,634       768   938,220        938      66,342              -        68,048
Exercise of stock options           581,044       580         -          -      11,553              -        12,133
Net loss                                  -         -         -          -           -     (1,660,746)   (1,660,746)
                                  ---------    ------   -------     ------    --------    -----------    ----------
Balance, December 31, 1998        9,427,047    $9,427   938,220     $  938    $270,167    $(3,261,655)  $(2,981,123)
                                  =========    ======   =======     ======    ========    ===========   ===========

See accompanying notes to financial statements.

                            DSW & Associates, Inc.
                               d.b.a. Auto Town
                     Consolidated Statements of Cash Flows

                                                                             December 31,
                                                                      1998                  1997
                                                                      ----                  ----
Net loss                                                      $   (1,660,746)        $  (1,221,997)
Adjustments to reconcile net loss to net
  cash used in operating activities:
        Depreciation and amortization                                 34,533                23,301
        Deferred revenue amortization, net                           106,934               189,026
        Non-cash stock compensation                                  144,646                   461
        Changes in operating assets and liabilities:
               Accounts receivable                                      (259)               56,954
               Prepaid expenses and other assets                     (15,736)              (48,808)
               Accounts payable and accrued liabilities               71,783               185,995
               Capitalized software                                  (15,556)                  (56)
                                                              --------------         -------------
               Net cash used in operating activities              (1,334,401)             (815,124)

        Cash flows used in investing activities:
               Capital expenditures                                  (15,134)               (3,379)
               Cash paid for acquisitions                            (98,704)              (20,004)
                                                              --------------         -------------
               Net cash used in investing activities                (113,838)              (23,383)

        Cash flows from financing activities:
               Borrowings on demand notes payable                     17,733               225,712
               Payments on notes to related parties                  (27,657)              (77,747)
               Borrowings on convertible notes payable               262,115               857,588
               Advances from FAA                                   1,080,003                     -
               Exercise of stock options                              12,133                     -
               Payments on capital lease                              (2,121)               (1,040)
                                                             ---------------         -------------
               Net cash provided by financing activities           1,342,206             1,004,513

               Net increase (decrease) in cash                      (106,033)              166,006

Cash at the beginning of the period                           $      168,027         $       2,021
                                                              --------------         -------------
Cash at the end of the period                                 $       61,994         $     168,027
                                                              ==============         =============
Non-cash activity:
Debt conversion                                               $            -         $      50,000
Stock issued for acquisitions                                 $       68,048         $          30
Common stock issued as compensation                           $      144,646         $         461


See accompanying notes to financial statements.

                            DSW & Associates, Inc.
                                     d/b/a
                                   Auto Town

                  Notes to Consolidated Financial Statements

(1)  Summary of Significant Accounting Policies

     Organization and Business

     DSW & Associates, Inc., d/b/a Auto Town, is a privately held California corporation that provides application software products and Web page design services to automobile dealerships throughout the United States. Auto Town application software products include Clock Tower Manager, InventoryTrak, CustomerTrak and Trip It.

     Auto Town was incorporated in California in July 1995. Auto Town's principal executive office is located at 1120 Capitol Expressway Auto Mall, San Jose, California, 95136. Except as noted herein, all references to "Auto Town" or the "Company" shall mean DSW & Associates, Inc.

     As discussed in note 13, on December 31, 1998, FirstAmerica Automotive, Inc. ("FAA") acquired Auto Town.

     Basis of Presentation

     The accompanying financial statements include the accounts of DSW & Associates, Inc. and it's wholly owned subsidiary, DealerSoft Technologies, Inc. All significant intercompany transactions and balances have been eliminated.

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts in the financial statements and
     accompanying notes.   Actual results could differ from those estimates.

     Revenue Recognition

     Revenues earned under software license agreements with automobile dealerships are generally recognized when the license agreement has been signed and the software has been installed. Revenue from post-contract customer support is recognized ratably over the period the customer support services are provided, and software services revenue is recognized as services are performed. Royalty revenue is recognized when the conditions of the royalty agreement are met.

     Property and Equipment

     Property and equipment are stated at cost. Depreciation is provided over the estimated useful lives of the respective assets, generally three to five years, on a straight-line basis.

     Income Taxes

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     Prior to December 1, 1997, the Company was an S Corporation for federal and state income tax reporting purposes. Federal income taxes on the income of an S Corporation are payable by the individual shareholders rather than the corporation. The State of California taxes the income of S Corporations at the rate of 1.5%. The Company terminated its S Corporation status effective November 30, 1997 and deferred tax assets and liabilities were immaterial prior to the termination.

     Stock-Based Compensation

     As permitted under the Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation," Auto Town has elected to follow Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees" in accounting for stock-based awards and compensation to employees. See note 10.

     Capitalized Software Costs

     In accordance with Statement of Financial Accounting Standards No. 86 ("SFAS 86"), "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," development costs are expensed as incurred until establishment of technological feasibility, after which additional direct costs are capitalized. The Company establishes technological feasibility upon completion of a working model.

     Advertising Expenses

     Auto Town accounts for advertising costs as expense in the period in which they are incurred. Advertising expenses for 1998 and 1997 were $8,787 and $321,053, respectively.

(2)  Accounts Receivable

     Accounts receivable consists of license fees due from automobile dealerships and software services revenue, and is net of allowances for doubtful accounts as follows:

                                                       December 31,
                                               1998                  1997
                                            ---------------------------------
Accounts receivable                          $115,407               $21,759
Allowance for doubtful accounts               (91,727)               (3,475)
                                             --------               -------
                                             $ 23,680               $18,284
                                              ========               =======


(3)  Property and Equipment

     A summary of property and equipment follows:


                                                       December 31,
                                                1998                  1997
                                            ---------------------------------
Computer equipment                           $ 95,812              $ 88,303
Furniture and fixtures                         17,457                 7,807
                                             --------              --------
                                              113,269                96,110
Less accumulated depreciation                 (77,121)              (45,256)
                                             --------              --------
                                             $ 36,148              $ 50,854
                                             ========              ========

(4)  Capitalized Software Costs

     Capitalized software costs are amortized over a five year useful life. Information related to capitalized software costs is as follows:

                                                      December 31,
                                                1998                1997
                                            ---------------------------------
Acquired from The RAMAC Corporation           $159,590            $     -
Capitalized developed software                  15,556                  -
Acquired from DealerSoft, Inc.                  20,034             20,034
                                              --------            -------
                                               195,180             20,034
Amortization                                    (2,724)              ( 56)
                                              --------            -------
Ending balance                                $192,456            $19,978
                                              ========            =======


(5)  Acquisitions

     On December 9, 1998, Auto Town acquired the proprietary software "LeaseTrak" and "Trip It" along with certain other assets from The RAMAC Corporation ("RAMAC"), a software company. The acquisition was accounted for using the purchase method of accounting. The purchase price of $166,752 consisted of $98,704 in cash, 938,220 shares of Series B Preferred Stock (see note 10) and 767,634 shares of Common Stock, both issued at a fair market value estimated at $0.04 per share. The purchase price was allocated to the fair market value of the assets acquired as follows:

          Accounts receivable     $  5,137
          Equipment                  2,025
          Software                 159,590
                                  --------
          Total                   $166,752
                                  ========

     On November 21, 1997, Auto Town purchased all of the outstanding shares of DealerSoft Technologies, Inc. for $20,004 in cash and 5,000 shares of Auto Town's Common Stock issued at a fair market value of $0.006 per share plus royalty payments to the seller equal to 1.5% of Auto Town's sales of the CustomerTrak. The acquisition was accounted for using the purchase method of accounting. DealerSoft's sole asset was the CustomerTrak software license and the purchase price of $20,034 was allocated to software.

(6)  Deferred Revenue

     Deferred revenue consists of the following:

                                                        December 31,
                                                 1998                1997
                                             -------------------------------
Deferred service revenue - current             $ 20,960            $189,026
Deferred royalty revenue - noncurrent           275,000                   -
                                               --------            --------
                                               $295,960            $189,026
                                               ========            ========


     Deferred royalty revenue represents cash received under a development contract, license agreement and future royalty contract executed in July, 1998 with an automobile insurance information services company to develop an automobile database software application. The agreement provides for the information services company to fund the development process, up to a maximum of $500,000. The funding advances are non-refundable, and Auto Town received and deferred $275,000 during 1998. Auto Town is entitled to a royalty fee of 20% of the revenues earned by the automobile insurance information services company related to the use of Auto Town's software product. The royalty fees due to Auto Town are first offset against the non-refundable funding advances.

     Deferred service revenue represents Standard Dealer Master Agreements with automobile dealerships that constitute the bulk of Auto Town's revenues and require Auto Town to provide maintenance and support. License fees are renewed annually and expire through 1999.

(7)  Advances from FAA

     In June 1998, Auto Town's shareholders executed an agreement with FAA relating to a 60 day evaluation of Auto Town products as part of a possible acquisition of Auto Town by FAA.

     In September 1998, Auto Town executed another agreement with FAA whereby FAA agreed to advance funds to Auto Town for operations. The agreements further provided that in the event that the purchase of Auto Town by FAA not be completed, FAA would be entitled to site licenses to use Auto Town technology and intellectual property.

     As of December 31, 1998, $1,080,003 in funds had been advanced by FAA to Auto Town. On December 31, 1998, FAA acquired Auto Town. See note 13.

(8)  Subordinated Secured Convertible Notes Payable

     On December 31, 1997 Auto Town agreed to sell up to $1,750,000 in Subordinated Secured Convertible Notes Payable ("Notes") to certain investors. The Notes bore interest at 10%, matured on December 30, 1998 and principal and interest were payable on that date. The Notes were secured by all of Auto Town's intellectual property. As of December 31, 1998, $1,085,000 in Notes were outstanding, plus $34,703 in accrued interest, as follows:

                                                    December 31,
                                            1998                   1997
                                        ----------------------------------
Related parties                         $  407,103               $235,086
Other                                      712,600                622,502
                                        ----------               --------
                                        $1,119,703               $857,588
                                        ==========               ========

     On December 31, 1998 the Notes were converted into shares of FAA Class A Common Stock simultaneous with the acquisition of Auto Town by FAA. See note 13.

(9)  Commitments

     Auto Town entered into a five-year equipment capital lease agreement in April 1996 with a leasing company to purchase computer equipment. The future minimum lease obligation, including interest, follows:

               1999                    $  9,515
               2000                       9,515
               2001                       3,172
               Thereafter                     -
                                         ------
                                       $ 22,202
               Interest                  (3,210)
                                         ------
                                       $ 18,992
                                       ========

(10) Shareholders' Equity

     Due to Auto Town's continued operating losses and inability to secure financing for current operations, for approximately three months in early 1998 certain Auto Town employees were offered the option to receive shares of Common Stock in lieu of their salaries. As part of this agreement, 2,998,797 shares of Common Stock valued at $114,043 were issued. In December 1998, 204,022 shares of Auto Town Common Stock valued at $30,603 were also issued to an employee as compensation.

     In August 1997, an Auto Town officer and shareholder converted $50,000 of notes payable to additional paid-in capital.

     Class A Common Stock

     Auto Town has authorized Common Stock of 30,000,000 shares with a par value of $0.001 per share. Common Stock shareholders have voting rights equal to Preferred Stock Series B shareholders on an as-converted basis.

     Preferred Stock - Series B

     Auto Town has 1,000,000 shares of authorized Series B Preferred Stock ("SBPS") with par value of $0.001 per share. In connection with the acquisition of certain assets from RAMAC in December, 1998, Auto Town issued 938,220 shares of SBPS to RAMAC (see note 5). The SBPS converted to 938,220 shares of Auto Town Common Stock on December 31, 1998 when Auto Town was acquired by FAA (see note 13) which was then converted to shares of FAA Common Stock on the acquisition date.

     Stock Option Plan

     During 1997, the Company had reserved 1,500,000 shares of Common Stock for
     issuance under its 1997 Stock Option Plan (the "Plan").   Options are
     granted to employees, consultants, contractors or other service providers already owning more than 10% of the voting power of all classes of stock at 110% of the fair market value on the date of grant. Consultants, contractors or other service providers owning less than 10% of the voting power of all classes of stock could be granted nonstatutory stock options to purchase Common Stock at exercise prices no less than 85% of the fair market value per share on the date of the grant.

     Generally, options granted were exercisable to the extent of 20% on the anniversary date of each grant and expired 5 years from the grant date. Information with respect to stock option and stock purchase rights activity is as follows:


                                                 Shares              Options                            Weighted Average
                                           Available for Grant     Outstanding      Price per Share      Exercise Price
                                          ----------------------------------------------------------------------------------
Balances, January 1, 1997                              -                   -                      -               -
Authorized                                     1,500,000                   -                      -               -
Grants                                          (505,000)            505,000        $        0.0067         $0.0067
                                               ---------            --------        ---------------         -------
Balances, December 31, 1997                      995,000             505,000        $        0.0067         $0.0067
Grants                                          (610,000)            610,000        $        0.0460         $0.0460
Cancellations                                    105,520            (105,520)       $        0.0460         $0.0460
Exercises                                              -            (581,044)       $0.0460-$0.0067         $0.0204
                                               ---------            --------        ---------------         -------
Balances, December 30, 1998                      490,520             428,436        $0.0460-$0.0067         $0.0204
                                               =========            ========
---------------------------------------------------------------------------------------------------------------------------

      The Company applies APB Opinion No. 25 and related interpretations in accounting for the Plan. Accordingly, no compensation cost has been recognized. Had compensation cost been determined consistent with Financial Accounting Standards Board's SFAS No. 123, the Company's net loss would not have been materially affected. The fair value of each option grant under SFAS No. 123 is estimated on the date of grant using the minimum-value method assuming no dividend yield, a risk-free interest rate of 4.75% and a weighted average life of one year.

(11)  Income Taxes

      Prior to December 1, 1997, Auto Town was an S corporation for federal and state income tax reporting purposes. Federal and state income taxes on the income of an S corporation are payable by the individual stockholders rather than the corporation. California state income taxes for S corporations are 1.5% of pretax income. Auto Town terminated its S corporation status effective November 30, 1997. Deferred tax assets and liabilities were immaterial prior to the change in tax status. The following provision for income taxes reflects the deferred tax assets and liabilities for the one month period ended December 31, 1997 and year ended December 31, 1998, the periods for which Auto Town was a C Corporation. Management does not believe that it is more likely than not that the deferred tax asset will be realized due to uncertainties arising from Auto Town's ability to become profitable. Accordingly, a valuation allowance equal to the net asset amount has been established.

      The provision for income taxes consist of the following:

                                               Years ended
                                               December 31,
                                        1998                  1997
                                --------------------  --------------------
Current:
   Federal                          $     -               $     -
   State                                800                   800
                                      -----                 -----
                                        800                   800
Deferred:
   Federal                                -                     -
   State                                  -                     -
                                      -----                 -----
                                          -                     -

   Total income tax expense         $   800               $   800
                                      =====                 =====

      Significant components of the deferred tax assets and liabilities are as follows:

                                                         December 31,
                                                  1998                 1997
                                              --------------------------------
Deferred tax assets:
     Net operating loss                        $ 683,297             $ 69,116
     Less:  valuation allowance                 (619,461)             (69,116)
                                               ---------             --------
                                                  63,836                    -
Deferred tax liabilities:
     Software                                     63,836                    -
                                               ---------             --------
Net deferred tax assets                        $       -             $      -
                                               =========             ========

     The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before income taxes. The sources and tax effects of the difference are as follows:

                                                              1998                1997
                                                            ---------           ---------
Income tax benefit at statutory rate of 34%                 $(564,382)         $(415,207)
Plus: State tax expense                                           800                800
      Losses prior to change in tax
        status to C Corporation                                     -            346,091
      Change in valuation allowance                           550,345             69,116
      Other                                                    14,037                  -
                                                            ---------          ---------
Provision for income taxes                                  $     800          $     800
                                                            =========          =========

      Proforma Income Taxes

      Prior to December 1, 1997, Auto Town was an S Corporation. For the year ended December 31, 1997, the pro forma provision for income taxes is equal to the actual provision for income taxes due to operating losses for the year.

(12)  Related Party Transactions

      Since inception, Auto Town's president and chief executive officer has funded portions of Auto Town's working capital requirements by securing personal loans which were not guaranteed by Auto Town. Amounts due the officer totaled $307,516 and $335,173 at December 31, 1998 and 1997, respectively. The loans to Auto Town were unsecured and bore interest at 15% to 20%, the same rate that was due by the officer to the third parties.

      Auto Town rents its main corporate facility and another location under a month to month lease from an Auto Town director during 1998 and 1997 for $25,000 and $23,400, respectively. Rental expense is included in general and administrative expense in the financial statements.

(13)  Subsequent Events

      On December 31, 1998, Auto Town was acquired by FAA. No adjustments related to the acquisition are reflected in the accompanying historical financial statements.

                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA


The accompanying unaudited pro forma consolidated financial data of FirstAmerica Automotive, Inc. (the Company) and DSW & Associates, Inc. present the effect of the Company's acquisition of DSW & Associates, Inc. as if such acquisition had occurred at the beginning of the respective periods presented.

The following unaudited pro forma consolidated balance sheet as of September 30, 1998 reflects the historical accounts of the Company as of that date as adjusted to give effect to the acquisition of DSW & Associates, Inc. as if such acquisition had occurred on September 30, 1998.

The unaudited pro forma consolidated statement of operations for the nine months ended September 30, 1998 consists of the Company's unaudited consolidated statement of operations and the unaudited DSW & Associates, Inc. statement of operations each for the nine months ended September 30, 1998, together with unaudited pro forma adjustments that are considered necessary to present fairly the unaudited pro forma results of operations of both entities as if such acquisition had occurred on January 1, 1998.

The unaudited pro forma consolidated statement of operations for the year ended December 31, 1997 consists of the Company's audited consolidated statement of operations and the DSW & Associates Inc. audited statement of operations, each for the year ended December 31, 1997 together with unaudited pro forma adjustments that are necessary to present fairly the unaudited pro forma consolidated results of operations of both entities as if the acquisition had occurred on January 1, 1997.

Such unaudited pro forma adjustments are based on the terms and structure of the transaction, and include operating adjustments such as software amortization, interest expense and income taxes.

The following unaudited pro forma financial data may not be indicative of the results of operations that would have actually occurred had the transaction been in effect as of the beginning of the respective periods, nor do they purport to indicate the Company's future results of operations. This information and accompanying notes should be read in conjunction with the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on May 14, 1998, its Quarterly Report on Form 10-Q filed on November 16, 1998 and the DSW & Associates, Inc. audited financial statements included elsewhere in this report on Form 8-K/A.
                                     PF-1

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1998
                                 (IN THOUSANDS)

                                                              FirstAmerica          DSW &          Pro Forma
Assets                                                      Automotive, Inc.   Associates, Inc.   Adjustments     Pro Forma
------                                                      ----------------   ----------------   -----------     ---------
Cash                                                           $    598              $ 99           $    -        $    697
Accounts receivable, net                                         29,664                29                -          29,693
Inventories, net                                                 76,475                 -                -          76,475
Prepaid costs-extended warranty service contracts                   862                98              (98)(f)         862
Deferred income taxes                                               676                 -                -             676
Deposits, prepaid expenses and other                              3,521                19             (442)(b)       3,098
                                                               --------              ----           ------        --------
              Total current assets                              111,796               245             (540)        111,501

Property and equipment, net                                      10,531                45                -          10,576
Other assets:
        Prepaid costs-extended warranty service contracts         1,005                 -                -           1,005
        Loan origination and other costs, net                     3,152                 -                -           3,152
        Other noncurrent assets                                   3,001                11                -           3,012
        Software and intellectual property, net                       -                22            2,923 (c)       2,945
        Goodwill, net                                            20,182                 -                -          20,182
                                                               --------              ----           ------        --------
              Total assets                                     $149,667              $323           $2,383        $152,373
                                                               ========              ====           ======        ========

See accompanying notes to unaudited pro forma consolidated financial data.

             UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET (CON'T)
                            AS OF SEPTEMBER 30, 1998
                        (IN THOUSANDS EXCEPT SHARE DATA)

                                                                FirstAmerica          DSW &          Pro Forma
Liabilities and Stockholders' Equity                           Automotive, Inc.  Associates, Inc.    Adjustments     Pro Forma
------------------------------------                           ---------------------------------------------------------------
Current liabilities:
       Accounts payable and accrued liabilities                  $ 20,007            $   471         $      -         $ 20,478
       Notes payable and secured lines of credit                   89,499              1,741           (1,176) (e)      90,064
       Deferred revenues                                            2,080                 36                             2,116
       Current portion of capital lease obligation                      -                  8                                 8
                                                                 -------------------------------------------------------------
                   Total current liabilities                      111,586              2,256           (1,176)         112,666

Long-term liabilities:
       Senior notes, net                                           22,090                                               22,090
       Advance from FAA                                                 -                442              196  (b)(d)      638
       Deferred income taxes                                          327                                                  327
       Deferred revenues                                            2,451                200                             2,651
       Noncurrent portion of capital lease obligation                   -                 11                                11
                                                                 -------------------------------------------------------------
                   Total liabilities                              136,454              2,909             (980)         138,383

8% cumulative redeemable preferred stock, $0.00001
       par value; 3,500 shares issued and outstanding               3,026                  -                -            3,026
Redeemable preferred stock, $0.00001 par value;
       500 shares issued and outstanding                              522                  -                -              522
Stockholders' Equity
       Common stock                                                     -                  8               (8) (a)           -
       Common stock, $0.00001 par value:
             Class A, 30,000,000 shares authorized,
                   11,179,029 shares issued and outstanding             -                  -                                 -
             Class B, 5,000,000 shares authorized,
                   3,032,000 shares issued and outstanding              -                  -                                 -
             Class C, 30,000,000 shares authorized,
                   0 issued and outstanding                             -                  -                                 -
       Additional paid-in capital                                   6,544                162              615  (a)       7,321
       Retained earnings (accumulated deficit)                      3,121             (2,756)           2,756  (a)       3,121
                                                                --------------------------------------------------------------
                   Total shareholders' equity (deficit)             9,665             (2,586)           3,363           10,442
                                                                --------------------------------------------------------------
                                                                $ 149,667              $ 323          $ 2,383        $ 152,373
                                                                ==============================================================

See accompanying notes to unaudited pro forma consolidated financial data.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1998
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                          FirstAmerica          DSW &           Pro Forma
                                                        Automotive, Inc.    Associates, Inc.   Adjustments      Pro Forma
                                                        ----------------    ----------------   -----------      ---------
Sales:
        Vehicle                                            $483,586           $     -            $   -         $483,586
        Service, parts and other                             83,568               561                -           84,129
                                                           --------           -------            -----         --------
            Total sales                                     567,154               561                -          567,715
Cost of sales                                               480,086               222                -          480,308
                                                           --------           -------            -----         --------
Gross profit                                                 87,068               339                -           87,407
Operating expenses
        Selling, general and administrative                  71,926               824                -           72,750
        Research and development                                                  500                -              500
        Depreciation and amortization                         1,666                35              435 (g)        2,136
                                                           --------           -------            -----         --------
            Operating income (loss)                          13,476            (1,020)            (435)          12,021

Other income (expense):
        Interest expense, floor plan                         (4,172)                -                -           (4,172)
        Interest (expense) income, other                     (3,300)             (218)              70 (h)       (3,448)
        Other income, net                                         -                82                -               82
                                                           --------           -------            -----         --------
            Income (loss) before income taxes                 6,004            (1,156)            (365)           4,483

Income tax expense (benefit)                                  2,582                 -             (654)(i)        1,928
                                                           --------           -------            -----         --------
            Net income (loss)                               $ 3,422           $(1,156)           $ 289         $  2,555
                                                           ========           =======            =====         ========
            Basic earnings per share(k)                     $  0.22                                            $   0.15

            Weighted average shares outstanding(k)           14,215                                              14,550

            Diluted earnings per share(k)                   $  0.21                                            $   0.15

            Weighted average shares outstanding(k)           14,683                                              15,018

See accompanying notes to unaudited pro forma consolidated financial data.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                 FirstAmerica          DSW &          Pro Forma
                                               Automotive, Inc.   Associates, Inc.    Adjustments       Pro Forma
                                               ----------------   ----------------    -----------       ---------
 Sales:
       Vehicle                                    $401,896             $    -            $    -          $401,896
       Service, parts and other                     72,152                532                              72,684
                                                  --------            -------               ---          --------
            Total sales                            474,048                532                 -           474,580
                                                                                                                -
 Cost of sales                                     407,074                261                             407,335
                                                  --------            -------               ---          --------
 Gross profit                                       66,974                271                 -            67,245
 Operating expenses
       Selling, general and administrative          61,029                970                              61,999
       Research and development                          -                438                                 438
       Depreciation and amortization                   873                 34               580 (e)         1,487
                                                  --------            -------               ---          --------
            Operating income (loss)                  5,072             (1,171)             (580)            3,321
                                                                                                                -
 Other income (expenses):                                                                                       -
       Interest expense, floor plan                 (3,669)                 -                              (3,669)
       Interest (expense) income, other             (1,671)               (50)               93 (f)        (1,628)
       Interest income, net                            778                  -                                 778
                                                  --------            -------               ---          --------
            Income (loss) before income taxes          510             (1,221)             (487)           (1,198)

 Income tax expense (benefit)                          446                  1              (926)(h)          (479)
                                                  --------            -------             -----          --------
            Net income (loss)                     $     64            $(1,222)            $ 439          $   (719)
                                                  ========            =======             =====          ========
            Basic and diluted loss per share(k)   $  (0.01)                                              $  (0.08)

            Weighted average shares outstanding(k)  10,915                                                 11,250

See accompanying notes to unaudited pro forma consolidated financial data.

           NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

(a) FAA completed the acquisition of Auto Town on December 31, 1998. The purchase price of approximately $3.0 million was allocated to net assets acquired based on their relative fair values, which resulted in an allocation to software and intellectual property of $2.9 million (see note c below). The purchase price consisted of 335,015 FAA Class A Common Stock valued at approximately $0.8 million as well as FAA's assumption of approximately $2.2 million of liabilities in excess of assets. The paid-in capital adjustment of $615,000 reflects the $777,000 issuance of Class A Common Stock at $2.32 per share issued by FAA, net of the elimination of $162,000 in Auto Town paid-in capital.

(b) Reflects the elimination of $442,500 owed FAA by Auto Town as of September 30, 1998, which is also eliminated from FAA prepaid expenses and other assets.

(c) The adjustment to capitalized software totalling $2.9 million includes the fair market value of FAA Class A Common stock of approximately $0.8 million and liabilities assumed in excess of assets (including the reclassification of RAMAC software acquired of $98,000, see note f below) of $2.2 million.

(d) Reflects additional liabilities assumed by Auto Town of $638,000 between September 30, 1998 and December 31, 1998, which were included in the purchase price.

(e) Simultaneous with the acquisition, Auto Town Series B Convertible Preferred Note Holders received shares of FAA Class A Common Stock in exchange for all outstanding convertible notes payable of approximately $1,176,000 including interest.

(f) As of September 30, 1998, Auto Town had paid RAMAC approximately $98,000 in contemplation of the acquisition of certain RAMAC assets. The acquisition was completed in December, 1998. This adjustment reflects the reclassification of the payment to capitalized software.

(g) Amortization of acquired software and intellectual property of approximately $2.9 million using a five year estimated useful life is approximately $435,000 and $580,000 for the nine month period ended September 30, 1998 and year ended December 31, 1997, respectively.

(h) Incremental interest expense reduction is based on FAA's interest rate on relevant debt facilities used to finance the acquisition, compared to an average Auto Town interest rate on debt of approximately 15%, which totalled $70,000 and $93,000 for the nine months ended September 30, 1998 and year ended December 31, 1997, respectively.

(i) This adjustment reflects the decrease in the combined income tax provision as if Auto Town had been taxable at the FAA combined effective income tax rate of approximately 43% in 1998 for the nine months ended September 30, 1998.

(j) This adjustment reflects the decrease in the combined income tax provision to a combined effective income tax benefit rate of 40% for the year ended December 31, 1997.

(k) Pro forma basic and diluted net income per share and the related weighted average shares outstanding for the nine months ended September 30, 1998 and year ended December 31, 1997 have been adjusted to reflect the effect of the issuance of 335,015 shares of Class A Common Stock in connection with the acquisition of DSW & Associates, Inc. For purposes of calculating basic earnings per share for the nine months ended September 30, 1998 and the year ended December 31, 1997, pro forma net income of $2.6 million and the pro forma net loss of $0.7 million, respectively, is reduced by cumulative redeemable preference dividends of $210,000 and $128,000, redeemable preferred stock liquidation preference accretion of $50,000 and $40,000, and cumulative redeemable preferred stock and redeemable preferred stock discount amortization of $60,000 and $45,000, respectively. This net income available to common stockholders of $2.2 million and $(0.9) million is then divided by the weighted average shares outstanding. The diluted earnings per share for the year ended December 31, 1997 does not include dilutive securities, such as options and warrants, as their inclusion would be anti-dilutive.